Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL 60515

FOR IMMEDIATE RELEASE

Contacts:
Media (North America): Jon Harris, +1.630.598.8661
Media (International): Joost den Haan, +31.30.297.2297
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE RECEIVES BINDING OFFER OF €320 MILLION
FROM PROCTER & GAMBLE FOR ITS AIR CARE BUSINESS

DOWNERS GROVE, Ill. (Dec. 11, 2009) – Sara Lee Corp. (NYSE: SLE) announced today it has received a binding offer from The Procter & Gamble Company (NYSE: PG) to acquire Sara Lee’s air care business for €320 million. Where permissible, Sara Lee has agreed to accept the binding offer upon satisfaction of certain conditions. In fiscal 2009, this business generated annual sales of approximately €260 million ($355 million based on fiscal 2009 exchange rates) and accounted for approximately 11 percent of the adjusted operating segment income1 for the International Household and Body Care business.

The proposed transaction, which is subject to customary closing conditions and regulatory clearances, is anticipated to close during fiscal year 2010. Sara Lee will consult with relevant works councils during the process.

“The proposed sale of our air care business is the next step in our plan to focus on our core food and beverage businesses, where we have a strong competitive position and can generate superior shareholder returns,” said Brenda C. Barnes, chairman and chief executive officer, Sara Lee Corp. “Receiving this offer from leading consumer goods company P&G validates the tremendous trends and potential of the Ambi Pur brand, an innovative air care leader.”

Sara Lee is executing a divestiture plan for its International Household and Body Care business which is designed to maximize value and minimize business disruption. The company continues to receive strong interest in the remainder of its household business, which includes shoe care, insecticides and certain non-European cleaning brands.

In total, this transaction and the previously announced binding offer from Unilever for Sara Lee’s global body care and European detergents businesses are expected to generate sales proceeds of approximately €1.6 billion ($2.36 billion, based on recent exchange rates) and represent approximately 66 percent of the adjusted operating segment income1 of the International Household and Body Care business.

“This acquisition brings to P&G the strong Ambi Pur brand equity and complementary geographic presence, particularly in Europe and Asia,” said David Taylor, P&G Group President for Global Home Care. “Ambi Pur also brings high-performance products and new technologies to our current P&G Air Care portfolio, including car air fresheners, battery-powered air fresheners, toilet rim blocks and various non-energized air fresheners.”

In September, the company announced that its board of directors authorized a $1.0 billion share repurchase program. This was in addition to the 13.5 million share authorization (approximately $164.6 million based on the recent market price) remaining under the prior share repurchase program. The company reiterated that its board intended to maintain the current quarterly dividend of $.11 for fiscal 2010, regardless of the timing of dispositions. Sara Lee intends to maintain a credit profile consistent with a strong investment grade credit rating.

Sara Lee’s International Household and Body Care business generated approximately €1.5 billion ($2.0 billion) in sales in fiscal 2009. The remainder of its household business, which is not included in this or the previously-announced binding offer from Unilever, includes the Kiwi shoe care, Ridsect insecticides and White King bleach brands.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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[1]	Constitutes a non-GAAP financial measure. See the reconciliation to the most comparable U.S. generally accepted accounting principle measure at the end of this release.

International Household and Body Care

Reconciliation of Adjusted Operating Segment Income before Depreciation and Amortization
(in millions)

Fiscal 2009

Operating Segment Income	$242

Increase in operating segment income from:
Depreciation	35
Amortization	8
Significant Items(1)	10
Adjusted Operating Segment Income before Depreciation and Amortization(2)	$295

(1)	“Significant items” are income or charges that management believes have had a significant impact on the earnings of the segment, are not indicative of the segment’s core operating results and affect comparability from period to period. For fiscal 2009, these items included charges for exit activities, asset and business dispositions; transformation and Project Accelerate costs; and income from benefit plan curtailment gains.

(2)	The term “adjusted operating segment income before depreciation and amortization” excludes from operating segment income as reported the impact of depreciation, amortization and significant items.

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